EXHIBIT 10.2

RETENTION AGREEMENT

This Retention Agreement (the “Retention Agreement”) is entered into this 31st day of August, 2007, between Luminent Mortgage Capital, Inc. (the “Company”) and Christopher J. Zyda (the “Executive”) (collectively referenced as “the Parties”).

WHEREAS, Executive currently serves as Chief Financial Officer of Company;

WHEREAS, due to the current market conditions in the industry, the Parties mutually desire to enter into this Retention Agreement for the mutual benefit of the Parties and for the purpose of retaining the Executive during these conditions;

WHEREAS, retention of Executive during this challenging time is critical to accomplishing the objectives of the Company;

THEREFORE, the parties agree to the following:

1. The Executive will receive a retention bonus in the amount of $750,000 as approved by the Board of Directors for the 2007 fiscal year closing on December 31, 2007 (the “Retention Bonus”). The Executive will receive the Retention Bonus in equal payments over the remaining eight (8) paychecks of the fiscal year beginning September 15, 2007, less applicable withholdings. If the Executive terminates his employment for any reason other than for Good Reason, or if the Company terminates the Executive’s employment for Cause or due to the Executive’s death or Permanent Disability, prior to the Executive receiving any or all of the eight (8) paychecks, the Executive will not receive and will forfeit any further payments of the Retention Bonus. In all other situations, if Company terminates Executive’s employment prior to December 31, 2007, or if Executive terminates his employment for Good Reason prior to December 31, 2007, any remaining payments of the Retention Bonus will be paid to Executive within fourteen (14) days of, and explicitly conditioned upon, Executive executing a general release of all claims against the Company. The Retention Bonus shall be the only bonus compensation received by Executive for the 2007 fiscal year.

2. Executive understands and acknowledges that the Retention Bonus is the only cash bonus compensation he will receive for fiscal year 2007 under any bonus or incentive compensation language in the Employment Agreement entered into between Executive and Company on or about December 20, 2005 (“Employment Agreement”) or his 2007 Compensation Change Notice (“Change Notice”) that became effective on or about January 1, 2007. Executive acknowledges that the Retention Bonus satisfies any obligation by Company (including its directors, officers, employees, or subsidiaries) under the Employment Agreement or Change Notice to pay Executive a cash bonus of any type for fiscal year 2007. Executive specifically waives and releases any claim to any additional cash bonus under the Employment Agreement or Change Notice for fiscal year 2007.

3. For purposes of this Retention Agreement, the terms “Good Reason,” “Cause,” and “Permanent Disability” shall have the same definition as set forth in the Employment Agreement. This Retention Agreement constitutes the entire agreement of the Parties with respect to a Retention Bonus and Executive’s cash bonus compensation for fiscal year 2007, and supersedes all prior oral and written agreements and discussions with respect to those issues. The Retention Agreement may be amended or modified only by an agreement in writing between the Parties. The Parties agree that this Retention Agreement can be executed by the Parties in multiple parts.

IN WITNESS WHEREOF, the Parties hereto have executed this Retention Agreement as of the date first written above.

LUMINENT MORTGAGE CAPITAL, INC.

By: /s/ ROBERT GOLDSTEIN
Robert Goldstein
Chairman of the Compensation Committee, Board of Directors

and

/s/ CHRISTOPHER J. ZYDA

Christopher J. Zyda